                                                                    EXHIBIT 2.1









                            ASSET PURCHASE AGREEMENT


                                     AMONG


                            WEST PUBLISHING COMPANY,


                           INFORMATION AMERICA, INC.


                                      AND


                                DBT ONLINE, INC.


                          DATED AS OF AUGUST 20, 1999

                               TABLE OF CONTENTS

                                                                                                           Page No.
                                                                                                           --------


ARTICLE I.      DEFINITIONS................................................................................    1


     Article II. SALE AND PURCHASE OF PURCHASED ASSETS AND
                 ASSUMPTION OF ASSUMED LIABILITIES.........................................................   10
         2.1.    Purchase and Sale of Purchased Assets.....................................................   11
         2.2.    Assumption of Liabilities.................................................................   11
         2.3.    Purchase Price............................................................................   11
         2.4.    Allocation of Purchase Price..............................................................   11


    ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER..................................................   12
         3.1.    Authority of Seller.......................................................................   12
         3.2.    No Conflict or Violation..................................................................   12
         3.3.    Financial Statements......................................................................   13
         3.4.    Material Adverse Change...................................................................   13
         3.5.    Real Property.............................................................................   13
                 (a)  Owned Real Property..................................................................   13
                 (b)  Lease Obligations....................................................................   14
         3.6.    Condition and Compliance of Property......................................................   14
         3.7.    Compliance with Laws......................................................................   15
         3.8.    Affiliate Agreements......................................................................   15
         3.9.    Contracts.................................................................................   15
         3.10.   Intellectual Property.....................................................................   16
         3.11.   Labor Relations...........................................................................   18
         3.12.   Employee Benefits.........................................................................   18
         3.13.   Insurance.................................................................................   19
         3.14.   Litigation................................................................................   19
         3.15.   Environmental Matters.....................................................................   19
         3.16.   Tax Matters...............................................................................   19
                 (a)  Tax Liens............................................................................   19
                 (b)  Tax Exempt Property..................................................................   19
                 (c)  Taxes and Tax Returns and Reports....................................................   20
                 (d)  Apportionment........................................................................   20
         3.17.   Interim Operations........................................................................   21
         3.18.   Accounts Receivable.......................................................................   21
         3.19.   Brokers...................................................................................   22
         3.20.   Title; Authorization......................................................................   22
         3.21.   Existing Condition........................................................................   22
         3.22.   Customers.................................................................................   23
         3.23.   Undisclosed Liabilities...................................................................   23


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

         3.24.   Compliance with the Fair Credit Reporting Act.............................................   23
         3.25.   Disclaimer of Additional Representations and
                 Warranties................................................................................   23


    ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER...............................................   25
         4.1.    Authority of Purchaser....................................................................   25
         4.2.    No Conflict or Violation..................................................................   25
         4.3.    Litigation................................................................................   25
         4.4.    Brokers...................................................................................   26
         4.5.    Authorized Stock..........................................................................   26
         4.6.    Captitalization...........................................................................   26


    ARTICLE V.   CERTAIN COVENANTS OF SELLER...............................................................   28
         5.1.    Conduct of Business.......................................................................   28
         5.2.    Information and Access....................................................................   28


    ARTICLE VI.  CERTAIN COVENANTS AND AGREEMENTS..........................................................   30
         6.1.    Hart-Scott-Rodino.........................................................................   30
         6.2.    Bulk Sales Laws...........................................................................   30
         6.3.    Transfer Taxes............................................................................   30
         6.4.    Certain Provisions Relating to Consents...................................................   31
         6.5.    Efforts...................................................................................   31
         6.6.    Nondisclosure.............................................................................   33
         6.7.    Sums Received in Respect of Business......................................................   34
         6.8.    Accounts Receivable.......................................................................   34


    ARTICLE VII. CONDITIONS TO SELLER'S OBLIGATIONS........................................................   34
         7.1.    Representations and Warranties............................................................   34
         7.2.    Compliance with Agreement.................................................................   34
         7.3.    No Adverse Proceeding.....................................................................   35
         7.4.    Hart-Scott-Rodino.........................................................................   35
         7.5.    Other Agreements..........................................................................   35


    ARTICLE VIII. CONDITIONS TO PURCHASER'S OBLIGATIONS....................................................   35
         8.1.     Representations and Warranties...........................................................   35
         8.2.     Compliance with Agreement................................................................   35
         8.3.     No Adverse Proceeding....................................................................   36
         8.4.     Hart-Scott-Rodino........................................................................   36
         8.5.     Other Agreements.........................................................................   36
         8.5.     Other Agreements.........................................................................   36
         8.6.     Material Adverse Change..................................................................   36

         8.6.    Other Agreements..........................................................................   36
         8.7.    Consents..................................................................................   36


    ARTICLE IX.  THE CLOSING; TERMINATION..................................................................   36
         9.1.    The Closing...............................................................................   36
         9.2.    Deliveries by Seller at the Closing.......................................................   37
         9.3.    Deliveries by Purchaser at the Closing....................................................   37
         9.4.    Termination...............................................................................   38
         9.5.    Procedure and Effect of Termination.......................................................   38


    ARTICLE X.   INDEMNIFICATION...........................................................................   39
         10.1.   Indemnification by Seller and Parent......................................................   39
         10.2.   Indemnification by Purchaser..............................................................   40
         10.3.   Survival..................................................................................   41
         10.4.   Indemnification Procedures................................................................   42
         10.5.   Accounts Receivable.......................................................................   44
         10.6.   Payment of Indemnification Obligations....................................................   44
         10.7.   Exclusive Remedy..........................................................................   45
         10.8.   Tax Indemnity.............................................................................   45


    ARTICLE XI.  EMPLOYEES AND EMPLOYEE BENEFIT PLANS......................................................   46
         11.1.   Offer to Hire.............................................................................   46
         11.2.   Employee Benefits.........................................................................   46
         11.3.   Discharge of Transferred Employee Benefits
                 Obligations...............................................................................   47


    ARTICLE XII. POST-CLOSING MATTERS GENERALLY............................................................   48
         12.1.   Ongoing Cooperation.......................................................................   48
         12.2.   Litigation Support........................................................................   49
         12.3.   Further Assurances........................................................................   49


    ARTICLE XIII NONCOMPETITION............................................................................   50
         13.1.   Non-competition...........................................................................   50


    ARTICLE XIV. MISCELLANEOUS PROVISIONS..................................................................   51
         14.1.   Notices...................................................................................   52
         14.2.   Amendments................................................................................   53
         14.3.   Assignment and Parties in Interest........................................................   53
         14.4.   Announcements.............................................................................   53
         14.5.   Expenses..................................................................................   53
         14.6.   Entire Agreement..........................................................................   53

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
         14.7.   Descriptive Headings......................................................................   54
         14.8.   Counterparts..............................................................................   54
         14.9.   Governing Law.............................................................................   54
         14.10.  Schedules.................................................................................   54
         14.11.  Construction..............................................................................   54
         14.12.  Severability..............................................................................   54
         14.13   Specific Performance......................................................................   55
         14.14.  Ancillary Agreements......................................................................   55
         14.15.  Arbitration...............................................................................   55
                 (b)  Multiemployer Plans..................................................................   55
         14.16.  Mandatory Dispute Resolution..............................................................   56

SCHEDULE
NUMBER            SCHEDULE NAME

1.1               Excluded Assets
1.2               Purchased Assets
2.4               Purchase Price Allocation
3.2               Violations or Conflicts
3.3               Financial Statements
3.8               Affiliate Agreements
3.9               Purchased Contracts
3.10              Intellectual Property
3.11              Labor Relations
3.12              Employee Benefit Plans
3.13              Insurance
3.14              Litigation
3.16              Tax Returns
3.17              Interim Operations
3.20              Title
3.22              Customers and Suppliers
11.1              Employees


EXHIBIT           EXHIBIT NAME

     A                 Bill of Sale
     B                 Assumption Agreement
     C                 Terms of Business Transition Agreement
     D                 Form of Warrant

                            ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of August 20, 1999, among West Publishing Company, a Minnesota corporation (e.i.n. 41-0606500) ("PARENT"), INFORMATION AMERICA, INC., a Georgia corporation (e.i.n. 41-1791394) ("SELLER"), and DBT ONLINE, INC., a Pennsylvania corporation (e.i.n. 85-0439411) ("PURCHASER").

                             PRELIMINARY STATEMENT

         WHEREAS, Seller has engaged through its Online Public Records business unit (the "ONLINE UNIT")and its KnowX.com business unit (the "KNOWX UNIT" and, together with the Online Unit, the "UNITS") in the business of providing online access to databases of Public Records (i) via targeted Informed interfaces for use by commercial lending and leasing organizations, credit managers and private investigators and (ii) via the Internet targeted for use by small businesses and consumers (collectively, the "Business"); and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, the Purchased Assets, subject to the Assumed Liabilities, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties, intending to be legally bound hereby, hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS


         For purposes of this Agreement the following terms have the meanings set forth below:

         "AAA" has the meaning set forth in SECTION 14.15.

         "AFFILIATE" means "affiliate" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

         "AGREEMENT" has the meaning set forth in the preamble, and shall include all Schedules and Exhibits hereto.

         "ANCILLARY AGREEMENTS" means, collectively, the Assumption Agreement, the Bill of Sale and the Business Transition Agreement.

         "ASSUMED LIABILITIES" means (i) all Liabilities and obligations incurred or accruing on or after the Closing Date relating to or arising from the Purchased Assets and (ii) those Liabilities relating to employee benefits that are expressly assumed by Purchaser pursuant to the express terms of
SECTION 11.3(B) hereof.

         "ASSUMPTION AGREEMENT" refers to the Assumption Agreement to be executed at Closing by Purchaser, in the form attached hereto as Exhibit B.

         "AUDITED FINANCIALS" has the meaning set forth in SECTION 3.3.

         "BILL OF SALE" refers to the Bill of Sale to be executed at Closing by Seller, in the form attached hereto as Exhibit A.

         "BUSINESS" has the meaning set forth in the Recitals hereto.

         "BUSINESS DAY" refers to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

         "BUSINESS EMPLOYEES" means the active employees of Seller employed by the Business.

         "BUSINESS TRANSITION AGREEMENT" means the business transition agreement to be entered into between Purchaser and Seller at Closing in accordance with the terms set forth in EXHIBIT C hereto.

         "CLAIM LIST" has the meaning set forth in SECTION 10.5.

         "CLAIM NOTICE" has the meaning set forth in SECTION 10.4.

         "CLOSING" has the meaning set forth in SECTION 9.1.

         "CLOSING DATE" has the meaning set forth in SECTION 9.1.


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

         "CODE" refers to the Internal Revenue Code of 1986, as amended.

         "CONTRACTS" refers to, collectively, all of the contracts (including license arrangements), commitments, licenses, permits, authorizations, instruments, arrangements, understandings and other agreements, both oral and written.

         "CUSTOMER INTERFACE" means a hardware and software system for receiving customer search queries, converting the queries to WestPro, communicating the WestPro queries to the IA Data Warehouse, and formatting the data returned from the IA Data Warehouse for the customer. IA currently has the following Customer Interfaces: the KnowX Interface, the Informed Interface, the VT100 Interface, and the Liaison Interface.

         "DAMAGES" has the meaning set forth in SECTION 10.1.

         "EMPLOYEE BENEFIT PLAN" refers to an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is required by the context in which the term is used.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

         "ENVIRONMENTAL LAWS" refers to any existing federal, state or local statute, regulation or ordinance or any existing judicial or administrative decree or decision with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "EXCLUDED ASSETS" refers to all of Seller's business, properties, assets, goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, but excluding all Purchased Assets. The Excluded Assets include, but are not limited to, the following: (a) any cash or cash equivalents of Seller (including for this purpose all collected funds and items in the process of collection received in bank accounts associated with Seller through 11:59 p.m., Eastern Standard Time, on the Closing Date, but not including cash held in imprest petty cash accounts of Seller), (b) all losses, loss carryforwards and rights to receive refunds, credits and loss carryforwards with respect to any and all Taxes of the Seller that constitute Excluded Liabilities, (c) any rights of Seller or any of its Affiliates to any Tax refund with respect to any period ending on or prior to the Closing Date, (d) any assets of any Employee Benefit Plan maintained by Seller or any of its Affiliates, (e) any property, casualty, workers' compensation or other insurance policy or related insurance services contract relating to Seller or any of its Affiliates and any rights of Seller or any of its Affiliates under such insurance policy or contract, other than rights under such insurance policies or contracts with respect to any Assumed Liability or any of the Purchased Assets, (f) any rights of Seller under this Agreement or under any other agreement between Seller and Purchaser, (g) all centralized management information systems, accounting systems and corporate staff functions, (h) any books, records and information related primarily to any of the Excluded Assets or Excluded Liabilities, (i) any tax records (including tax returns) of Seller and (j) the assets set forth on SCHEDULE 1.1 hereto.

         "EXCLUDED LIABILITIES" refers to, collectively, all obligations and Liabilities of Seller and its Affiliates other than the Assumed Liabilities.

         "FCRA" has the meaning set forth in SECTION 3.24.

         "GAAP" refers to United States generally accepted accounting principles, as in effect from time to time.

         "GOVERNMENTAL AGENCY" means (a) any federal, state, county, local or municipal government or administrative agency or political subdivision thereof,
(b) any governmental agency, authority, board, bureau, commission, department or instrumentality or (c) any court or administrative tribunal.

         "HSR ACT" refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "HAZARDOUS MATERIALS" refers to each and every contaminant, pollutant or waste which is defined, determined or identified as hazardous or toxic under any Environmental Law or the release of which is prohibited under any Environmental Law.

         "IA DATA WAREHOUSE" means the hardware and software systems that respond to WestPro queries from the Customer Interfaces for Public Records and other Seller data.

         "INDEBTEDNESS" means any obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of Seller prepared on a consolidated basis in accordance with GAAP, (iii) to the extent not otherwise included, obligations under interest rate exchange, currency exchange, swaps, futures or similar agreements, and
(iv) guaranties (other than endorsements for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, reimbursement agreements in respect of letters of credit), of all or any part of any Indebtedness of any third party.

         "INDEMNIFIED PARTY" has the meaning set forth in SECTION 10.4.

         "INDEMNIFYING PARTY" has the meaning set forth in SECTION 10.4.

         "INFORMED INTERFACE" means the hardware, software and knowhow supporting the java-enabled web browser customer interface which receives customer inquiries, converts the queries to WestPro, communicates the WestPro queries to the IA Data Warehouse and formats the data returned from the IA Data Warehouse using a report generation feature.

         "INTELLECTUAL PROPERTY" refers to all right, title, and interest in and to all registered or unregistered United States and foreign patents, trademarks, service marks, trade names, trade dress, logos, slogans, rights of publicity, brand names, domain names, copyrights, mask works, industrial or product designs, trade secrets, inventions (whether or not patentable), invention disclosures, formulae, industrial models, processes and procedures, designs, specifications, technology, methodologies, computer programs (including all source codes, object codes, firmware, development tools, files, records, data, and related documentation), any other confidential or proprietary right or information, owned or licensed by Seller, whether or not subject to statutory registration, and any goodwill associated with the foregoing, and all related technical information, manufacturing, engineering and technical drawings, and know-how, and all documents, disks, and other media on which any of the foregoing is stored, and all common law and world wide rights to, and all right, title, and interest in and to pending United States and foreign applications for, and registrations of, patents (including all reissues, divisions, renewals, extensions, provisionals, substitutions, additions, and extensions, continuations and continuations in part), trademarks, service marks, and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing.

         "INTERIM BALANCE SHEET" has the meaning set forth in SECTION 3.3.

         "INTERIM BALANCE SHEET DATE" means June 18, 1999.

         "INTERIM FINANCIALS" has the meaning set forth in SECTION 3.3.

         "IRS" refers to the Internal Revenue Service of the Department of the Treasury.

         "LEASED PROPERTY" has the meaning set forth in SECTION 3.5(B).

         "LEASES" has the meaning set forth in SECTION 3.5(B).

         "LIABILITY" means any liability or obligation (whether absolute or contingent, whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "LIEN" refers to any mortgage, pledge, security interest, charge or other encumbrance, other than Permitted Liens.

         "MATERIAL ADVERSE EFFECT" refers to a material adverse effect with respect to the results of operations, properties, operations, or financial condition of the Purchased Assets, taken as a whole, or of either of the Units or the Business, taken as a whole.

         "MULTIEMPLOYER PLAN" has the meaning set forth in Section 3(37) of ERISA.

         "PARENT" has the meaning set forth in the preamble hereto.

         "PERMIT" refers to any permit, approval, authorization, license, variance, or permission required by a Governmental Agency under any applicable laws.

         "PERMITTED LIENS" means, with respect to any Purchased Asset, (i) mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings, and (iii) liens securing rental payments under capital lease arrangements.

         "PERSON" refers to any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity.

         "PUBLIC RECORDS" means tax assessor records and real property deeds, transfers and foreclosure notices, aircraft and watercraft registrations, stock ownership information, professional licenses, corporate registrations, DBA filings, LP and LLC registrations, Uniform Commercial Code financing statements, bankruptcy, lien and judgment filings, all as maintained by government agencies for inspection by the general public.

         "PURCHASED ASSETS" refers to all of the following, as the same may exist on the Closing Date:

         (a) all inventories, machinery, equipment, test equipment, computers, furniture, office materials and other tangible personal property (i) relating to the KnowX Unit and the Informed Interface (other than such assets relating to the IA Data Warehouse) or (ii) otherwise listed on SCHEDULE 1.2 hereto;

         (b) all accounts receivable and notes receivable and other claims for money or other obligations due to Seller arising out of the Business;

         (c) all of the Intellectual Property (i) relating to the KnowX Unit and the Informed Interface (other than Intellectual Property relating to the IA Data Warehouse) or (ii) otherwise listed on SCHEDULE 3.10 hereto;

         (d) all right, title and interest in, to and under all Contracts (i) relating to the KnowX Unit and the Informed Interface (other than Contracts relating to the IA Data Warehouse or the Retained Resources) or (ii) otherwise listed on SCHEDULE 3.9 hereto (collectively, the "PURCHASED CONTRACTS");

         (e) all books and records to the extent related to the Business (including such books and records as are contained in computerized storage media) including, but not limited to, sales records, books of account, advertising materials, customer lists, supplier lists (to the extent existing as of the date hereof), cost and pricing information, business plans, patent and trademark files and catalogs; provided, however, that Seller shall be entitled to make and retain copies of such books and records to the extent they relate to Excluded Assets or Excluded Liabilities;

         (f) to the extent legally assignable, all Permits material to or necessary for the conduct of the Business;

         (g) to the extent any of the following relate to any Assumed Liability or any of the Purchased Assets: claims, deposits, prepayments, prepaid assets, refunds (excluding Tax refunds with respect to periods prior to the Closing
Date), causes of action, rights of recovery, rights of setoff and rights of recoupment of Seller as of the Closing Date, including, to the extent assignable without additional cost to Seller, any such rights of Seller under any property, casualty, workers' compensation or other insurance policy or related insurance services contract;

         (h) all rights of Seller in and to the toll-free telephone numbers used exclusively in the Business;

         (i) all trade show, exhibit or promotional furniture, booths and displays used or held for use exclusively in the Business;

         (j) any other tangible assets of Seller which relate to the KnowX Unit or the Informed Interface (other than such assets which relate to the IA Data Warehouse) and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the KnowX Unit or the Informed Interface;

         (k) the other assets of Seller listed on SCHEDULE 1.2 hereto;

         (l) all goodwill associated with the Business; and

         (m) all goodwill, rights and claims of whatever kind and nature, real or personal, tangible or intangible, known or unknown, actual or contingent and wherever situated, which are used in, held for use by, or related to, the assets listed in (a) through (l) above.

         "PURCHASE PRICE" has the meaning set forth in SECTION 2.3.

         "PURCHASED CONTRACTS" has the meaning set forth in the definition of Purchased Assets.

         "PURCHASED INTELLECTUAL PROPERTY" has the meaning set forth in SECTION 3.10.

         "PURCHASER" has the meaning set forth in the preamble hereto.

         "PURCHASER CONFIDENTIAL INFORMATION" has the meaning set forth in
SECTION 6.6.

         "PURCHASER'S 401(K) PLAN" has the meaning set forth in SECTION
11.3(C).

         "RESERVES" has the meaning set forth in SECTION 3.18.

         "RETAINED RESOURCES" means the Seller's billing system and all accounts receivable systems, accounts payable systems and financial reporting systems (including payroll), the Cable and Wireless T1 lines, and all equipment, tools and services related to Seller's telecommunications, operations, security, human resources, facilities and legal departments and Seller's PC, network and desktop support group (other than equipment, tools or services that are specifically listed on SCHEDULE 1.2).

         "SCHEDULES" or "DISCLOSURE SCHEDULES" refers to, collectively, the various Schedules referred to in this Agreement delivered separately to Purchaser on or before the date of this Agreement and initialed by the parties.

         "SELLER" has the meaning set forth in the preamble hereto.

         "SELLER CONFIDENTIAL INFORMATION" has the meaning set forth in SECTION 6.6.

         "SELLER'S 401(K) PLAN" has the meaning set forth in SECTION 11.3(C).

         "TAX RETURN" refers to any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes.

         "TAXES" has the meaning set forth in SECTION 3.16.

         "TRANSFERRED EMPLOYEES" has the meaning set forth in SECTION 11.1.

         "UNITS" has the meaning set forth in the Recitals hereto.

         "WARRANT" means the warrant to purchase 329,172 shares of the common stock of Purchaser (subject to adjustment prior to Closing if Purchaser shall (i) subdivide or combine its outstanding common stock, (ii) declare a dividend in common stock or securities convertible or exchangeable into common stock or
(iii) merge with or convey substantially all its assets to another entity or enter into any other form of business combination as a result of which the common stock is converted into other securities), to be issued at Closing by Purchaser in favor of Seller, substantially in the form of EXHIBIT D hereto.


                                  ARTICLE II.

                              SALE AND PURCHASE OF
                              PURCHASED ASSETS AND
                       ASSUMPTION OF ASSUMED LIABILITIES

         2.1. PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase or will cause to be purchased by one or more of its wholly owned subsidiaries from Seller, and Seller will sell, transfer, assign, convey and deliver to Purchaser, free and clear of any Liens except for Permitted Liens, all of Seller's right, title and interest in and to the Purchased Assets.

         2.2. ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and become responsible for all of the Assumed Liabilities.

         2.3. PURCHASE PRICE. The aggregate purchase price payable by the Purchaser for the Purchased Assets shall consist of (i) a cash payment of $25,000,000 payable by Purchaser to Seller on the Closing Date by wire transfer in immediately available funds to such accounts as Seller shall have designated in writing at least two days prior to the Closing Date and (ii) the Warrant (together, the "PURCHASE PRICE").

         2.4.  ALLOCATION OF PURCHASE PRICE.

         (a) SCHEDULE 2.4 hereto sets forth the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. Subject to the requirements of any applicable Tax law, all Tax Returns filed by Purchaser and Seller shall be prepared consistently with such allocation.

         (b) After the Closing Date, Seller shall prepare, in consultation with the Purchaser and their respective accountants, those statements or forms (including Form 8594) required by Section 1060 of the Code and the regulations promulgated thereunder. Such statements or forms shall be prepared consistently with the allocation under this SECTION 2.4. Such statements or forms shall be filed by the parties with their respective federal income Tax Returns as required by Section 1060 of the Code and the regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

                                  ARTICLE III.

              REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent represent and warrant to Purchaser that, as of the date of this Agreement and as of the Closing Date:

         3.1. AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Each of Seller and Parent has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements (as applicable), and the execution and delivery by Seller and Parent of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and Parent. This Agreement constitutes, and each of the Ancillary Agreements upon its execution will constitute, the legal, valid and binding obligation of Seller and Parent (as applicable) enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Seller has full corporate power and authority to own its properties and to carry on the Business presently being conducted by it.

         3.2. NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 3.2, neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller or Parent, nor the consummation of the transactions contemplated hereby or thereby, nor the fulfillment of the terms and compliance with the provisions hereof or thereof, (a) will conflict with or result in a breach of or a default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a default) with respect to any of the terms, conditions or provisions of, (b) result in the termination of, accelerate the performance required by, (c) result in the creation of any Lien upon the Purchased Assets in connection with, or (d) impair Seller's or Parent's ability to consummate the transactions contemplated hereby, arising out of: (x) any statute, rule, regulation, code, order, writ, instruction or decree of any court or of any Governmental Agency applicable to Seller, Parent or the Business, (y) the Articles of Incorporation or By-Laws of Seller or Parent, or (z) any material Contract, Lease, Permit or other instrument to which Seller or Parent is a party or subject or by which Seller, Parent or any of Seller's properties or assets are bound.

         3.3. FINANCIAL STATEMENTS. SCHEDULE 3.3 includes (a) copies of the Units' audited Balance Sheet as of December 31, 1998 (the end of its most recent completed fiscal year), audited Statements of Operations as of December 31, 1998, and audited Statements of Cash Flows as of December 31, 1998 (collectively, the "AUDITED FINANCIALS"); and (b) copies of the Units' unaudited balance sheet as of June 18, 1999 (the "INTERIM BALANCE SHEET"), unaudited Statements of Operations for the six months ended June 18, 1999, and unaudited Statements of Cash Flows for the six months ended June 18, 1999 (collectively, THE "INTERIM FINANCIALS"). The Audited Financials and Interim Financials were prepared at the request of the Purchaser for the purpose of its filing of a registration statement on Form S-3. The Audited Financials present fairly, in all material respects, the financial position of the Units at December 31, 1998 and the results of its operations and its cash flow for the year then ended in conformity with GAAP. The Interim Financials for the period then ended, were prepared in accordance with GAAP (except as referenced on SCHEDULE 3.3), consistently applied, and present fairly, in all material respects, the financial condition and the results of operations and cash flows of the Units as of the date and for the period indicated thereon, subject to normal year-end adjustments and those adjustments required in order to cause the Interim Balance Sheet to reflect, on a pro forma basis, the transactions contemplated hereby, which, in each case, are included on SCHEDULE 3.3.

         3.4. MATERIAL ADVERSE CHANGE. Since the Interim Balance Sheet Date, there has not been any Material Adverse Effect.

         3.5. REAL PROPERTY.

         (a) OWNED REAL PROPERTY. The Seller does not own any real property in connection with the Units.

         (b) LEASE OBLIGATIONS. Neither Seller nor, to Seller's knowledge, any of the other parties to any lease, license, permit, sublease or occupancy agreements with respect to all real property leased by Seller (the "LEASES"), is in material default under any of the Leases and no material amount due under the Leases remains unpaid. No material controversy, claim, dispute or disagreement exists between Seller and any other party to the Leases, nor does there exist any event or condition which, with notice or lapse of time or both, would constitute a material default or material event of default by Seller as Lessee.

         3.6. CONDITION AND COMPLIANCE OF PROPERTY. The Purchased Assets (i) in the aggregate are adequate to conduct the KnowX Unit and to operate the Informed Interface (except in each such case for the IA Data Warehouse and Retained Resources) in substantially the manner currently conducted or operated, as applicable; (ii) are suitable for the purposes for which they are currently used; (iii) are in good operating condition and repair, subject to normal wear and maintenance; (iv) are useable in the regular and ordinary course of the Business; (v) conform in all material respects to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use, operation and maintenance; and (vi) are in good condition, ordinary wear and tear excepted. All leases covering any material personal property included in the Purchased Assets are valid and enforceable in accordance with their respective terms, are in full force and effect and there is not under any such lease any material default by Seller or any condition, event or act which would constitute such a material default.

         3.7. COMPLIANCE WITH LAWS. Neither Parent nor Seller in the conduct of the Business is in violation of, or has received any notice (whether oral or written) alleging that it is in violation of, any (a) laws, ordinances, rules, regulations, orders, judgments, injunctions, awards, instructions or decrees (collectively, "LEGAL REQUIREMENTS") of Governmental Agencies applicable to the Units, the Business or any of the Purchased Assets; (b) term of its governing documents; or (c) material agreement, contract, purchase order, commitment lease, plan, license, permit, authorization or other agreement included in the Purchased Assets, except as to clause (a) above for a violation which would not have a Material Adverse Effect. Neither Parent nor Seller has received any notice or other communication (whether oral or written) from any Governmental Agency regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement of Governmental Agencies applicable to the Units, the Business or any of the Purchased Assets.

         3.8. AFFILIATE AGREEMENTS. Except as set forth on SCHEDULE 3.8, there are no material Contracts between Seller and its Affiliates in connection with the Business, including, without limitation, any such Contracts relating to the provision of any services by the Units to any such Affiliate, or by any such Affiliate to the Units. Other than in the ordinary course of business and except as set forth on SCHEDULE 3.8, since the Interim Balance Sheet Date there have not been, and prior to the Closing Date there will not be, any transactions, agreements or arrangements between the Business and (i) any Affiliate of Seller or (ii) any director or officer of Seller or any director or officer of any Affiliate of Seller.

         3.9. CONTRACTS. SCHEDULE 3.9 hereto lists all of the material Contracts included in the Purchased Contracts. Except as set forth on SCHEDULE 3.9, none of the Purchased Contract is: (i) a mortgage, indenture, note, or installment obligation, or other instrument for or relating to Indebtedness;
(ii) a bond or guaranty of any obligation for borrowings or performance; (iii) an agreement or arrangement for the sale or lease of any amount of its assets other than in the usual, regular, and ordinary course of business; (iv) an agreement or other arrangement for the purchase of any real estate, machinery, equipment, or other capital assets in excess of $10,000; (v) a Contract pursuant to which Seller is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of business, assets, or stock of other companies; (vi) a distribution, dealership, representative, broker, sales agency, or advertising Contract, excepting any such Contract that is terminable at will, or by giving notice of 30 days or less, without liability; (vii) a lease or other agreement for the use of personal property with rent in excess of $10,000 per year; (viii) an agreement imposing non-competition obligations on Seller with respect to the Business; or (ix) a Contract for the employment of any stockholder, director, officer, consultant or employee not terminable without penalty or liability. Each Purchased Contract is valid, binding and enforceable against Seller and, to Seller's knowledge, the other parties thereto in accordance with its terms, and in full force and effect. Seller has performed all obligations required to be performed by it to date under each of the Purchased Contracts, except where the failure to perform such obligations would not have a Material Adverse Effect. Neither Seller nor, to Seller's knowledge, any other party thereto is in material default under any Purchased Contracts or any other agreements to which Seller is a party or any Purchased Contracts or other agreements by which Seller is bound, or to which the Business or Purchased Assets are subject. There are no Contracts that are material to the KnowX Unit or the Informed Interface (excluding in each such case Contracts relating to the IA Data Warehouse and Retained Resources) other than the Purchased Contracts.

         3.10.  INTELLECTUAL PROPERTY.

         (a) SCHEDULE 3.10 sets forth a complete list of all patents, domain names, registered and material unregistered trademarks and service marks and registered copyrights included in the Purchased Intellectual Property. The Purchased Intellectual Property includes all of the Intellectual Property material to, or necessary for, the conduct of the KnowX Unit and the operation of the Informed Interface (except in each such case for the IA Data Warehouse and Retained Resources), as currently conducted. Seller owns all of the Purchased Intellectual Property, free and clear of all Liens, or has the valid right to use the same. All registrations and applications for registration of Purchased Intellectual Property owned by Seller are valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees in connection therewith have been made or paid, as the case may be, and all necessary documents and certificates in connection therewith have been filed with the relevant patent, trademark, copyright or other governmental or regulatory authority in the United States or foreign jurisdiction, as the case may be, for the purpose of maintaining the registrations or applications for registrations of Purchased Intellectual Property, except where Seller, in the exercise of its reasonable business judgment, has decided not to maintain the registrations or applications for such Purchased Intellectual Property. Except as set forth on SCHEDULE 3.10, (i) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Purchased Intellectual Property has been made, is currently outstanding or, to the knowledge of Seller, is threatened, (ii) Seller has not received any notices of any material infringement or misappropriation by, or conflict with, any third party with respect to the Purchased Intellectual Property and (iii) Seller has not received notice or is otherwise aware that it has infringed, misappropriated or otherwise conflicted with any intellectual property rights of any third party in any material respect.

         (b) Seller has no material licenses, sublicenses or other agreements (excluding customer service agreements) in which Seller has granted rights to any person to use the Purchased Intellectual Property. Seller will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Purchased Intellectual Property.

         (c) All technology owned or licensed by Seller and included in the Purchased Intellectual Property (other than software programs generally available at retail under "shrink-wrap licenses") that incorporates the processing of dates or date-related data is "Year 2000-compliant". "Year 2000-compliant" means that the technology will, without requiring any modifications, be able to recognize and perform properly date-sensitive functions and will not experience malfunctions, premature cancellation or expiration of contractual rights or deletion of data and other similar problems, in connection with dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) prior and up to December 31, 1999 and on and after January 1, 2000, correctly processing correctly inputted day and date calculations; (ii) recognizing September 9, 1999 and January 1, 2001 as valid dates; and (iii) recognizing the year 2000 and subsequent leap years as leap years having 366 days, and correctly processing February 29, 2000 as a valid leap year date. To the extent reasonably possible and related to the Purchased Intellectual Property, Seller will pass through to Purchaser any and all Year 2000 warranties that Seller receives with respect to third party technology that it licenses or otherwise uses. Seller has not in any manner guaranteed or agreed with any third party that any of Seller's technology that is included in the Purchased Intellectual Property will not be affected by any Year 2000 problem.

         3.11. LABOR RELATIONS. Seller is not a party to any collective bargaining agreement covering the Business Employees, and except as set forth on SCHEDULE 3.11, there are no controversies or unfair labor practice proceedings pending or, to the Seller's knowledge, threatened between Seller and any of its current or former Business Employees that could reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Material Adverse Effect. To Seller's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Business Employees.

         3.12.  EMPLOYEE BENEFITS.

         (a) SCHEDULE 3.12 lists all Employee Benefit Plans, executive compensation arrangements and change in control agreements that Seller maintains or to which Seller contributes for the benefit of any Business Employee.

         (b) Seller has no obligation to contribute to any Multiemployer Plan for the benefit of any Business Employee.

         (c) Subject to Section 11.3, as of the Closing Date, Seller has satisfied in full all obligations and duties owed under any and all compensation arrangements or change of control agreements to any and all Transferred Employees and terminated such compensation arrangements and change of control agreements.

         (d) To the best of Seller's knowledge, no Business Employee listed on SCHEDULE 11.1 is entitled to any workers' compensation or disability benefits relating to employment with Seller other than any such benefits for which a claim has been made.

         3.13. INSURANCE. SCHEDULE 3.13 sets forth a list of all material insurance policies providing coverage for the properties or operations of the Business the type and amount of coverage, and the expiration dates of the policies. Such current policies are valid and enforceable in accordance with their terms, are in full force and effect and insure against risk and liabilities to the extent and in the manner deemed appropriate and sufficient by Seller. Seller has not received notice from any insurance carrier: (i) threatening a suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith, or (ii) informing Seller that any coverage listed on SCHEDULE 3.13 will or may not be available in the future on substantially the same terms as now in effect.

         3.14. LITIGATION. Except as set forth in SCHEDULE 3.14, there are no investigations, actions, causes of action, claims, suits, orders, writs, injunctions or proceedings pending or, to the knowledge of Seller, threatened against Seller with respect to the Purchased Assets, the Units or the Business or affecting the operation by the Units of the Purchased Assets and the Business at law, in equity, or admiralty, or before or by any Governmental Agency, which (i) seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE 3.14, Seller is not subject to, or in default with respect to, any order, writ, injunction, decree or instruction of any kind of any Governmental Agency, which has had or is likely to result in, a Material Adverse Effect.

         3.15. ENVIRONMENTAL MATTERS. Seller has obtained all required environmental permits, which permits remain valid as of the date hereof, and Seller is in compliance in all material respects with all Environmental Laws in connection with the conduct of the Business.

         3.16.  TAX MATTERS.

         (a) TAX LIENS. There is no Lien affecting any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Tax.

         (b) TAX EXEMPT PROPERTY. None of the Purchased Assets secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code. None of the Purchased Assets are "tax-exempt use property" within the meaning of Section 168(h) of the Code. The transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable law.

         (c)   TAXES AND TAX RETURNS AND REPORTS. Except as set disclosed on
SCHEDULE 3.16,

               (i) all federal, state and local Tax Returns required to be filed by Seller have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the tax liabilities of the Seller for the periods, properties or events covered thereby;

               (ii) all known federal, state and local taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, including those enumerated above in respect of the Tax Returns, which are called for the by Tax Returns or claimed to be due by any taxing authority from Seller, or upon or measured by properties, assets or income of Seller (the "Taxes") have been paid;

               (iii) Seller has not received any notice of assessment or proposed assessment from the Internal Revenue Service or any other taxing authority in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against the Seller or any of its assets or properties;

               (iv) Seller has knowledge of any basis for any additional assessment of any Taxes; and

               (v) Seller has made all deposits required by law to be made with respect to employees' withholding taxes.

         (d) APPORTIONMENT. Items relating to real and personal property Taxes and assessments on property acquired by Purchaser hereunder shall be prorated on a per diem basis between Purchaser and Seller as of the Closing Date; provided, however, that Seller shall not be responsible for any increased assessments on real or personal property resulting from the transactions contemplated hereby for periods after the Closing Date. All such prorations shall be allocated so that items relating to time periods ending on or prior to the Closing Date shall be allocated to Seller and items relating to time periods beginning on or after the Closing Date shall be allocated to Purchaser; provided, however, that any real property Tax shall be allocated in accordance with Section 164(d) of the Code.

         3.17. INTERIM OPERATIONS. Since the date of the Interim Balance Sheet, the Business has been operated in the ordinary course, consistent with past practices, and except as set forth in SCHEDULE 3.17 and except in the ordinary course of business, Seller has not in connection with the Business: (i) incurred or become subject to, or agreed to incur or become subject to, any obligation or Liability, except as contemplated by this Agreement; (ii) mortgaged or pledged any portion of its assets, tangible or intangible; (iii) sold or transferred or agreed to sell or transfer any portion of its assets, or canceled or agreed to cancel any debts or claims; (iv) suffered any extraordinary losses or waived any material rights; (v) increased in any material respect the rate of compensation payable by it to any of its officers, employees or agents over the rate being paid or accrued to them as of the date of the Interim Balance Sheet except in accordance with its prior practices;
(vi) terminated any material contract, agreement, license, or other instrument to which it is a party; (vii) through negotiation or otherwise, made any commitment or incurred any Liability or obligation to any labor organization;
(viii) made or agreed to make any material accrual or arrangement for or payment of bonuses or special compensation of any kind to, or extension of any loan to, any officer, employee, or agent; or (ix) suffered any shortages of materials or supplies or any casualty that has had, or will have, a Material Adverse Effect.

         3.18. ACCOUNTS RECEIVABLE. Within five (5) business days after the Closing Date, Seller will deliver to Purchaser a complete list, as of the Closing Date, of the accounts receivable and any reserves related thereto (the "RESERVES"), which Reserves are adequate and have been established consistent with the preparation of the Interim Financials and the Audited Financials. All accounts receivable included in the Purchased Assets have been generated in the ordinary course of business and will be collectible net of any Reserves. Subject to the Reserves, each of the accounts receivable included in the Purchased Assets will be collected in full, without any set-off, within one hundred and twenty (120) days after the day on which it first became due and payable. There is no contest, claim or right of set-off under any contract with any obligor of any account receivable of Seller relating to the amount or validity of such account receivable.

         3.19. BROKERS. Except for the fee of Berkery, Noyes & Co., which will be paid by Seller, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Seller.

         3.20. TITLE; AUTHORIZATION. Seller owns outright and has good and valid title to, or has a valid leasehold interest in, all of the Purchased Assets free and clear of all mortgages, Liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for Permitted Liens. All leases, licenses, permits, authorizations, instruments, documents and agreements pursuant to which Seller has obtained the right to use or transfer the Purchased Assets are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, licenses, permits, authorizations, instruments, documents or agreements any existing default or event which with notice or lapse of time, or both, would constitute a default. Except as set forth on SCHEDULE 3.20, all leases, licenses, permits and authorizations necessary for the operation of the KnowX Unit and the Informed Interface (excluding in each such case the IA Data Warehouse and Retained Resources) are assignable to Purchaser and are included in the Purchased Assets.

         3.21. EXISTING CONDITION. Since June 30, 1999, Seller has not, other than in the ordinary course of business consistent with past practice:

         (a) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting the Business, the Purchased Assets or the prospects of the Business or (ii) of any item carried on its books of account at more than $10,000;

         (b) made any capital expenditure or capital addition or betterment except for (i) capital expenditures relating to the KnowX data warehouse and
(ii) such as may be involved in the
ordinary repair, maintenance and replacement of the Purchased Assets; or

         (c) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any Business Employee, or made any increase in, or any addition to, other benefits to which any Business Employee may be entitled.

         3.22. CUSTOMERS. SCHEDULE 3.22 contains a list of the names of each of the 10 customers of the Business that, in the aggregate, for the period from January 1, 1999 through May 1, 1999 were the largest dollar volume customers of products or services, or both, sold by Seller. SCHEDULE 3.22 contains a list of names of each of the 10 data suppliers that, in the aggregate, for the period from January 1, 1999 through May 1, 1999 were the largest dollar volume suppliers of data to Seller with respect to the Business. Except as specified in SCHEDULE 3.22, none of such customers or suppliers has given Seller written notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with Seller with respect to the Business.

         3.23. UNDISCLOSED LIABILITIES. Purchaser shall not assume any liability under this Agreement with respect to the Business or the Purchased Assets except for Assumed Liabilities.

         3.24. COMPLIANCE WITH THE FAIR CREDIT REPORTING ACT. Seller is in compliance in all material respects with the Fair Credit Reporting Act ("FCRA") with respect to the Business. Neither of Parent nor Seller has knowledge or has received any written notice of any failure of Seller to comply with the FCRA with respect to the Business. There is no pending, or to Parent's or Seller's knowledge, threatened litigation or administrative or governmental proceedings that allege a violation of the FCRA with respect to the Business.

         3.25. DISCLAIMER OF ADDITIONAL REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in this Agreement, Seller makes no representations or warranties (i) with respect to the Business, or its operations, liabilities, or conditions and disclaims any implied or express warranties of any nature whatsoever or (ii) express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality as to the Purchased Assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except as provided in this Agreement, the Purchased Assets are to be conveyed hereunder "AS IS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and Purchaser shall rely upon its own examination thereof and shall not rely on any forecasts or projections provided by Seller to Purchaser in connection with entering into this Agreement.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

          4.1. AUTHORITY OF PURCHASER. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. Purchaser has full corporate power and authority to execute and deliver this Agreement, and the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Purchaser has full corporate power and authority to own its properties and to carry on the business presently being conducted by it.

         4.2. NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation of the transactions contemplated hereby, nor the fulfillment of the terms and compliance with the provisions hereof will conflict with or result in a material breach of or a material default (or in an occurrence which with the lapse of time or action by a third party, or both, could result in a material default) with respect to any of the terms, conditions or provisions of any applicable order, writ or decree of any court or of any Governmental Agency, applicable to Purchaser, or of the Certificate of Incorporation or By-Laws of Purchaser, or of any indenture, contract, agreement, lease, or other instrument to which Purchaser is a party or subject or by which Purchaser or any of its properties or assets are bound, or of any applicable statute, rule, or regulation to which Purchaser or its businesses is subject.

         4.3. LITIGATION. There are no investigations, actions, causes of action, claims, suits, orders, writs, injunctions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser at law, in equity, or admiralty, or before or by any Governmental Agency, which seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

         4.4. BROKERS. Except for the fee of Credit Suisse First Boston, which will be paid by Purchaser, there are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Purchaser.

         4.5. AUTHORIZED STOCK. Purchaser has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver its common stock upon the exercise of the Warrant terminates, will have reserved for issuance, upon exercise of the Warrant, shares of its common stock necessary for Seller to exercise the Warrant, and Purchaser shall take all necessary corporate action to authorize and reserve for issuance all additional shares of its common stock or other securities which may be issued pursuant to the Warrant upon exercise of the Warrant. The shares of Purchaser's common stock to be issued upon due exercise of the Warrant, upon issuance pursuant thereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens of any kind or nature whatsoever, including any preemptive rights of any shareholder of Purchaser.

         4.6. CAPITALIZATION.

         (a) As of the date of this Agreement, the authorized capital stock of Purchaser consists of 100 million shares of common stock, par value $.10 per share. As of August 19, 1999, 19,022,409 shares of Purchaser's common stock were validly issued and outstanding, fully paid and nonassessable. The shares of common stock described in the preceding sentence, constitute all of Purchaser's outstanding capital stock as of such date.

         (b) As of August 18, 1999, except for (i) options to acquire 3,523,780 shares of Purchaser's common stock, (ii) shares of Purchaser's common stock issuable pursuant to Purchaser's 401(k) Plan and deferred compensation plan for directors, (iii) shares issuable pursuant to an earnout in connection with Purchaser's acquisition of winShapes, Inc. and (iv) the Warrant, there are no options, warrants, calls or other rights, agreements or commitments presently outstanding obligating Purchaser to issue, deliver or sell shares of its capital stock or debt securities, or obligating Purchaser to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

                                   ARTICLE V.

                          CERTAIN COVENANTS OF SELLER

         Seller covenants with Purchaser that from and after the date hereof through the Closing Date (except as consented to or approved by Purchaser in writing):

         5.1. CONDUCT OF BUSINESS. The Seller shall with respect to the Units and the Business:

         (a) carry on the Business in the ordinary course, in accordance with past practice, and not take any action inconsistent therewith or with the consummation of the transactions contemplated by this Agreement;

         (b) use commercially reasonable efforts to keep available generally the services of the present Business Employees of the Units, and preserve generally the present relationships with persons having business dealings with the Units and the Business;

         (c) not make any sale, assignment, transfer, abandonment, or other conveyance of any of the Purchased Assets or any part thereof;

         (d) keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

         (e) not settle, release or forgive any material claim or litigation, except where Seller is the plaintiff, or waive any material right;

         (f) perform in all material respects its obligations under all Contracts to which it is a party or by which it is bound; and

         (g) settle in full all intercompany accounts.

         5.2. INFORMATION AND ACCESS. Seller will permit representatives of Purchaser to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations of the Business, to all premises, properties, personnel, accountants, books, records, contracts and documents of or pertaining to the Business. Purchaser and Seller and each of their representatives will treat and hold as confidential such information in accordance with the terms and provisions of that certain Confidentiality Agreement, entered into on December 9, 1997, between Purchaser and Seller, which Confidentiality Agreement remains in full force and effect.

                                  ARTICLE VI.

                        CERTAIN COVENANTS AND AGREEMENTS

         6.1. HART-SCOTT-RODINO. As promptly as practicable, and in any event within five (5) Business Days following the execution and delivery of this Agreement by the parties, Seller and Purchaser shall each prepare and file, or shall cause their "ultimate parent" (as defined in the HSR Act) to prepare and file, any required notification and report form under the HSR Act, in connection with the transactions contemplated hereby; Seller and Purchaser shall, or shall cause their ultimate parents to, request early termination of the waiting period thereunder; and Seller and Purchaser shall, or shall cause their ultimate parents to, respond with reasonable diligence to any request for additional information made in response to such filings, including using its best efforts to resolve such objections, if any, as the Antitrust Division of the Department of Justice or the Federal Trade Commission or state antitrust enforcement or any other Governmental Agency may assert under antitrust laws with respect to any of the transactions contemplated hereby. As promptly as practicable, and in any event within five (5) Business Days, following the execution and delivery of this Agreement by the parties, Seller and Purchaser shall prepare and file any other application, report, or other filing required to be submitted to any other Governmental Agency in connection with the transactions contemplated hereby.

         6.2. BULK SALES LAWS. Purchaser hereby waives compliance with the bulk sales law and other similar laws of any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements, and Seller shall indemnify Purchaser for any damages suffered or assessments levied by reason of such non-compliance in accordance with the provisions set forth in SECTION 10.1.

         6.3. TRANSFER TAXES. Any sales, recording, transfer, use or other similar taxes or fees (other than gains and income taxes) imposed as a result of the sale of the Units to Purchaser pursuant to this Agreement shall be borne equally by Purchaser and Seller. At the Closing, Purchaser shall remit to Seller such properly completed resale exemption certificates and other similar certificates or instruments as are necessary to claim available exemptions from the payment of sales, transfer, use or other similar taxes under applicable law. Purchaser shall cooperate with Seller in preparing such forms and will execute and deliver such affidavits and forms as are reasonably requested by Seller.

         6.4.     CERTAIN PROVISIONS RELATING TO CONSENTS.

         (a) Seller shall use all reasonable efforts prior to and after the Closing Date to obtain all third party consents regarding any matters disclosed on SCHEDULE 3.2, and any other consents that are required in connection with the transactions contemplated by this Agreement. Purchaser shall cooperate as reasonably necessary or desirable to secure the third party consents, including, without limitation, providing to such third party information, including financial information, regarding Purchaser's intended use of the Purchased Assets.

         (b) To the extent that any Contract is not capable of being transferred by Seller to Purchaser pursuant to this Agreement without the consent of a third party (including a Governmental Agency) and such consent is not obtained prior to Closing, or if such transfer or attempted transfer would constitute a breach or a violation of such Contract or of any law, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

         (c) In the event that any consent is not obtained on or prior to the Closing Date, Seller shall use its reasonable efforts (i) to provide to Purchaser at Seller's expense the benefits of the applicable Contract, (ii) to cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to Purchaser and (iii) to enforce at the request of Purchaser and for the account of Purchaser, at Seller's expense, any rights of Seller arising from any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of Purchaser).

         (d) Purchaser will perform the obligations arising under all Contracts referred to in SECTION 6.4(B) for the benefit of Seller and the other party or parties thereto, to the extent Purchaser shall receive the benefits of the applicable Contract.

         6.5. EFFORTS. Upon the terms and subject to the conditions of this Agreement, and unless otherwise specified, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

         6.6.     NONDISCLOSURE.

         (a) From and after the Closing Date, Seller will not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, sensitive, confidential or secret information regarding the Business (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) and Seller will use its reasonable best efforts to cooperate with Purchaser in preserving such proprietary, sensitive, confidential or secret aspects of the Business.

         (b) From and after the Closing Date, Purchaser will not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, sensitive, confidential or secret information regarding the business (other than information relating to the Business) of Seller which was provided to or obtained by Purchaser in connection with the transactions contemplated hereby (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) ("SELLER CONFIDENTIAL INFORMATION") and Purchaser will use its reasonable best efforts to cooperate with Seller in preserving such proprietary, sensitive, confidential or secret aspects of its business; provided, however, that Seller Confidential Information does not include any information which Purchaser can reasonably document was already known to it at the time it was disclosed to it by Seller, which is independently developed by Purchaser without use, directly or indirectly, of Seller Confidential Information, or which has become generally known to the public through no wrongful act of Purchaser.

         (c) From and after the Closing Date, Seller will not use, divulge, furnish or make accessible to anyone any proprietary, material non-public, sensitive, confidential or secret information regarding the business of Purchaser which was provided to or obtained by Seller in connection with the transactions contemplated hereby (including, without limitation, customer lists, supplier lists and pricing and marketing arrangements with customers or suppliers) ("PURCHASER CONFIDENTIAL INFORMATION") and Seller will use its reasonable best efforts to cooperate with Purchaser in preserving such proprietary, sensitive, confidential or secret aspects of its business; provided, however, that Purchaser Confidential Information does not include any information which Seller can reasonably document was already known to it at the time it was disclosed to it by Purchaser, which is independently developed by Seller without use, directly or indirectly, of Purchaser Confidential Information, or which has become generally known to the public through no wrongful act of Seller.

         6.7. SUMS RECEIVED IN RESPECT OF BUSINESS. Seller shall pay or cause to be paid over to Purchaser, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Purchased Assets other than the consideration received by Seller as set forth in SECTION
2.3 hereof and other amounts paid to Seller by Purchaser pursuant to this Agreement. Purchaser shall pay or cause to be paid over to Seller, promptly after the receipt thereof after the Closing Date, all sums received in respect or on account of the Excluded Assets other than amounts paid to Purchaser by Seller pursuant to this Agreement.

         6.7. ACCOUNTS RECEIVABLE. Purchaser agrees to use all commercially reasonable efforts to collect payment in full of all accounts receivable included in the Purchased Assets within 120 days after the day on which each such account receivable became due and payable.


                                  ARTICLE VII.

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Seller) of each of the following conditions on or prior to the Closing Date:

         7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement shall have been true on and as of the date of this Agreement and shall be true on and as of the Closing Date in all material respects, as though such representations and warranties are made on and as of the Closing Date, and Purchaser shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         7.2. COMPLIANCE WITH AGREEMENT. Purchaser shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         7.3. NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain or prohibit or question the validity or legality of the transactions contemplated by this Agreement.

         7.4. HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant federal authorities.

         7.5. OTHER AGREEMENTS. The Business Transition Agreement shall be executed and delivered by Purchaser.


                                 ARTICLE VIII.

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (unless waived in writing by Purchaser) of each of the following conditions on or prior to the Closing Date:

         8.1. REPRESENTATIONS AND WARRANTIES. Except for the representations set forth in SECTION 3.4, the representations and warranties of Seller and Parent contained in this Agreement shall be true on and as of the Closing Date in all material respects, as though such representations and warranties are made on and as of the Closing Date, and Seller and Parent shall have delivered to Purchaser a certificate of duly authorized officers, dated the Closing Date, to the foregoing effect.

         8.2. COMPLIANCE WITH AGREEMENT. Seller shall have performed and complied in all material respects with all covenants and conditions to be performed or complied with by it on or prior to the Closing Date, and Seller shall have delivered to Purchaser a certificate of a duly authorized officer, dated the Closing Date, to the foregoing effect.

         8.3. NO ADVERSE PROCEEDING. As of the Closing Date, there shall not have been instituted or be pending or threatened any suit, action or other proceeding by any Governmental Agency or any other Person in which it is sought to restrain, prohibit or question the validity or legality of the transactions contemplated by this Agreement.

         8.4. HART-SCOTT-RODINO. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated without objection of any of the relevant federal authorities.

         8.5. OTHER AGREEMENTS. The Business Transition Agreement shall be executed and delivered by Seller.

         8.6. MATERIAL ADVERSE CHANGE. The representation and warranty of Seller contained in SECTION 3.4 of this Agreement shall have been true on and as of the date of this Agreement and, other than changes resulting from economic conditions effecting the industry within which the Business operates or conditions affecting the individual reference service and records retrieval and filing industry generally, shall be true on and as of the Closing Date in all material respects, as though such representation and warranty is made on and as of the Closing Date, and Seller shall have delivered to Seller a certificate of its President or a Vice President, dated the Closing Date, to the foregoing effect.

         8.7. CONSENTS. Seller shall have obtained the consent to the transactions contemplated hereby of Peachtree Complex L.P. under the Peachtree Center Office Lease Agreement between Seller and Peachtree Complex L.P., or shall have made alternate arrangements reasonably satisfactory to Purchaser.


                                  ARTICLE IX.

                            THE CLOSING; TERMINATION

         9.1. THE CLOSING. The Closing of the transactions contemplated hereby (the "CLOSING") shall be held within five Business Days after each of the conditions precedent set forth in Articles VII and VIII have been satisfied or waived (the "CLOSING DATE"). The Closing shall be held at the offices of Willkie Farr

& Gallagher, 787 Seventh Avenue, New York, New York 10019, or such other location as the parties shall agree upon. The Closing shall be effective as of 11:59 p.m. on the Closing Date. At the Closing, all of the transactions provided for in ARTICLE II hereof shall be consummated on a substantially concurrent basis.

         9.2. DELIVERIES BY SELLER AT THE CLOSING. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following items:

         (a) The duly executed officer's certificates referred to in SECTIONS 8.1, 8.2 and 8.7;

         (b) The Ancillary Agreements and such other executed assignments, each dated the Closing Date, as are reasonably necessary to transfer to Purchaser all of Seller's right, title and interest in, to and under the Purchased Assets;

         (c) all other previously undelivered documents that Seller is required to deliver to Purchaser pursuant to this Agreement or the Ancillary Agreements; and


         (d) such other instruments and documents as counsel for Purchaser may reasonably require as necessary or desirable in connection with the transactions contemplated by this Agreement.

         9.3. DELIVERIES BY PURCHASER AT THE CLOSING. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following items:

         (a) The duly executed officer's certificates referred to in SECTIONS 7.1 AND 7.2;

         (b) The Ancillary Agreements and such other agreements, each dated the Closing Date, as are reasonably necessary to evidence the assumption by Purchaser of the Assumed Liabilities;

         (c)      Assumptions of all Contracts included in the Purchased
Assets;

         (d) such other instruments and documents as counsel for Seller may reasonably require as necessary or desirable in connection with the transactions contemplated by this Agreement; and

         (e)      The Purchase Price.

         9.4. TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

         (a)      by mutual written consent of each of Purchaser and Seller;

         (b) by Seller or Purchaser (i) if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or (ii) if the Closing shall not have occurred on or before October 31, 1999; provided, however, that the right to terminate this Agreement shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; provided, further, that if the Closing has not occurred by such date pursuant to a failure to satisfy the closing conditions set forth in SECTION 7.4 and SECTION 8.4, such date shall be extended to November 30, 1999.

         (c) by Purchaser if a material default or breach shall be made by Seller with respect to the due and timely performance of any of its covenants or agreements contained herein, or with respect to any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to Seller specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction; and

         (d) by Seller if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein, or in any of its representations or warranties contained in the Agreement, if such default or breach has not been cured or waived within 30 days after written notice to Purchaser specifying, in reasonable detail, such claimed material default or breach and demanding its cure or satisfaction.

         9.4. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of the transactions contemplated hereby pursuant to SECTION 9.4, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

         (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

         (b) no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except no party waives any claim or right against a breaching party to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                   ARTICLE X.

                                INDEMNIFICATION

         10.1. INDEMNIFICATION BY SELLER AND PARENT. The Seller and Parent, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Purchaser (and each of its officers, directors and employees) from, against and in respect of:

         (a) all Liabilities, losses, claims, damages, settlement payments, assessments, adjustments, costs and expenses (including without limitation reasonable attorneys' fees and expenses, but excluding indirect, special, punitive and consequential damages with regard to all non-third party claims) (collectively, "DAMAGES") suffered, sustained, incurred or paid by Purchaser (or any of its officers, directors and employees) resulting from or arising out of:

                  (i) any breach of any representation or warranty of Seller or Parent set forth in this Agreement;

                  (ii) any nonfulfillment or breach of any covenant or agreement on the part of Seller or Parent set forth in this Agreement;

                  (iii) the matters disclosed on Schedules 3.7 (Compliance with Laws), 3.14 (Litigation), 3.15 (Environmental Matters), and 3.16(c) (Taxes and Tax Returns and Reports);

                  (iv) the Business (including the Excluded Liabilities), the Purchased Assets or the operations of Seller or Parent, which Damages are incurred in connection with, or accrue or arise out of, acts, omissions or events occurring prior to Closing (except to the extent such Damages relate to clause (ii) of the definition of Assumed Liabilities); or

                  (v) the Excluded Liabilities relating to matters arising out of this Agreement; and

         (b) any and all Damages incident to any of the foregoing or to the enforcement of this SECTION 10.1, provided, that (i) neither Seller nor Parent shall have any liability under SECTION 10.1(A)(I) hereof unless, and solely to the extent that, the amount of the aggregate indemnification obligations under such SECTION 10.1(A)(I) exceeds $250,000 (the "INDEMNIFICATION THRESHOLD") and (ii) the aggregate amount of the Seller's and Parent's liability under SECTION 10.1(A)(I) shall not exceed $20,000,000 (the "INDEMNIFICATION LIMIT"). Notwithstanding anything contained herein to the contrary, the Indemnification Threshold and the Indemnification Limit shall not apply to Damages arising out of (i) the matters addressed in SECTIONS 10.1(A)(II)-(V), (ii) any breaches of the representations and warranties made by Seller or Parent in SECTIONS 3.15, 3.16 or 3.19, (iii) any violations of bulk sales laws caused by, or arising out of, the transactions contemplated hereby, for which Seller and Parent covenant and agree to fully indemnify Purchaser.

         10.2. INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees to indemnify, defend, protect and hold harmless each of Seller and Parent from, against and in respect of:

         (a) all Damages suffered, sustained, incurred or paid by the Seller or Parent resulting from or arising out of:

                  (i) any breach of any representation or warranty of Purchaser set forth in this Agreement;

                  (ii) any nonfulfillment of any covenant or agreement on the part of Purchaser set forth in this Agreement;

                  (iii) the Purchased Assets or Purchaser's operation of the Business post-Closing, which Damages are incurred in connection with, or accrue or arise out of, acts, omissions or events occurring after the Closing; or

                  (iv) the Assumed Liabilities set forth in clause (ii) of the definition thereof; and

         (b) any and all Damages incident to any of the foregoing or to the enforcement of this SECTION 10.2; provided, that, (i) Purchaser shall not have any liability under SECTION 10.2(A)(I) hereof unless, and solely to the extent that, the amount of the aggregate indemnification obligations under such
SECTION 10.2(A)(I) exceeds the Indemnification Threshold and (ii) the aggregate amount of Purchaser's liability under this SECTION 10.2 shall not exceed the Indemnification Limit. Notwithstanding anything contained herein to the contrary, the Indemnification Threshold and the Indemnification Limit shall not apply to Damages arising out of (i) the matters addressed in SECTIONS 10.2(A)(II)-(IV) or (ii) any breaches of the representations and warranties made by Purchaser in SECTION 4.4, for which Purchaser covenants and agrees to fully indemnify Parent and Seller.

         10.3. SURVIVAL. Except for claims arising under SECTIONS 3.14, 3.15 AND 3.16 hereof, which shall survive the Closing Date and continue in full force and effect until all applicable statutory periods of limitation have expired, the representations and warranties given or made by Seller and Parent or in this Agreement, and all rights to assert an indemnification claim under
SECTION 10.1 or SECTION 10.2 hereof, shall survive the Closing Date for a period of two years following the Closing Date and shall thereafter terminate and be of no further force or effect, except that any representation or warranty as to which, and all rights under SECTION 10.1 and SECTION 10.2 hereof pursuant to which, a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing.

         10.4. INDEMNIFICATION PROCEDURES. All claims for indemnification under SECTIONS 10.1 and 10.2 hereof shall be asserted and resolved as follows:

         (a) In the event that any claim or demand for which a party (the "INDEMNIFYING PARTY") would be liable to another party (the "INDEMNIFIED PARTY") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand (the "CLAIM NOTICE"), specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand). Once the Indemnified Party has sent a Claim Notice to the Indemnifying Party, the Indemnifying Party may defend against the matter in any manner it reasonably may deem appropriate; provided that the Indemnified Party is hereby authorized (but not obligated) prior to receipt by the Indemnified Party of notice from the Indemnifying Party that it is assuming the defense of such matter, to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall reasonably deem necessary or appropriate to protect the Indemnified Party's interests. In the event the Indemnifying Party notifies the Indemnified Party after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) if the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense, including retaining separate counsel at its sole cost and expense, (iii) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (iv) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). Such assumption of the defense shall not prejudice the right of the Indemnifying Party to claim at a later date that such third party action is not a proper matter for indemnification pursuant to this ARTICLE X. In the event that the Indemnifying Party notifies the Indemnified Party that it does not wish to defend the Indemnified Party against such claim, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole reasonable discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this ARTICLE X, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto.


         (b) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Indemnifying Party, any such claim or demand seeks material injunctive relief which could have a materially adverse effect on the businesses, operations, assets, properties, prospects or condition (financial or otherwise) of any Indemnified Party, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder; provided, however, that nothing in this SECTION 10.4(B) shall relieve the Indemnified Party of its notice obligations to the Indemnifying Party pursuant to SECTION 10.4(A). If the Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

         (c) Nothing herein shall be deemed to prevent the Indemnified Party from making (and an Indemnified Party may make) a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made. The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

         10.5. ACCOUNTS RECEIVABLE. Notwithstanding anything to the contrary herein, the following additional provisions will apply to all claims for indemnification in connection with a breach of the third sentence of SECTION
3.18 hereof. Purchaser agrees to use all commercially reasonable efforts to collect payment in full of all accounts receivable included in the Purchased Assets within 120 days after the day on which each such account receivable became due and payable. In connection with any claim by Purchaser for Damages in connection with a breach of the third sentence of SECTION 3.18 hereof, Purchaser shall promptly send Seller a list of all accounts receivable relating to such claim (the "CLAIM LIST"), which Claim List shall include the amount uncollected as to each such account receivable. During the thirty (30) days period following delivery of the Claim List, Seller or its independent public accountants shall have the right to audit the Claim List, which audit shall be completed by the end of such thirty (30) day period. Purchaser shall provide to Seller and its representatives access to such of its records as may reasonably be required for the audit of the Claim List. If, after completion of its audit, Seller disagrees with Purchaser's Claim List, then Purchaser and Seller, together with their independent auditors (if any), shall endeavor to resolve such differences. Notwithstanding SECTION 14.16, if no resolution can be reached within thirty (30) days of completion of Seller's audit, then the parties shall submit the dispute to arbitration pursuant to SECTION 14.15 hereof. Notwithstanding SECTION 10.6, commencing fifteen (15) days following delivery of the Claim List, the amount of the obligation ultimately determined as properly payable under this SECTION 10.5 shall bear interest until payment in full at (i) the fluctuating "prime rate" per annum which is publicly announced from time to time by the Bank of America or its successor, plus (ii) two percent.

         10.6. PAYMENT OF INDEMNIFICATION OBLIGATIONS. In the event that any Indemnifying Party is required to make any payment under this ARTICLE X, such party shall promptly pay the Indemnified Party the amount of such indemnity obligation. If there should be a dispute as to such amount, such Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this ARTICLE X and the portion, if any, theretofore paid shall bear interest for the period from the date beginning 30 days after the amount was demanded by the Indemnified Party until payment in full, payable on demand, at the fluctuating "prime rate" per annum which is publicly announced from time to time by the Bank of America or its successor.

         10.7. EXCLUSIVE REMEDY. The indemnification provisions set forth in this ARTICLE X will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant contained in this Agreement or in any certificate delivered pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any party from exercising any equitable remedy available to it, including the remedies set forth in SECTIONS 13.1(E),
14.13 and 14.15.

         10.8. TAX INDEMNITY. If the amount with respect to which any claim is made under this ARTICLE X (an "INDEMNITY CLAIM") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this SECTION 10.8, a "TAX BENEFIT" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized proportionately with any other losses, deductions, credits or items. For the purposes of this SECTION 10.8, a Tax Benefit is

"currently realizable" to the extent it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this SECTION
10.8. The amount of the refunded reduction or payment shall be deemed a payment under this SECTION 10.8 and thus shall be paid subject to any applicable reductions under this SECTION 10.8.


                                  ARTICLE XI.


                      EMPLOYEES AND EMPLOYEE BENEFIT PLANS

         11.1. OFFER TO HIRE. Purchaser shall offer to hire, effective as of the Closing Date, the Business Employees listed on SCHEDULE 11.1 hereto. The Business Employees who accept offers of employment from Purchaser and who are employed by Purchaser as of the Closing Date are hereafter referred to as the "TRANSFERRED EMPLOYEES"). Immediately after the Closing Date, the Transferred Employees shall be employed by Purchaser at the annual rate of pay such Transferred Employees were employed at by Seller immediately prior to the Closing Date. Seller shall be responsible for all accrued and unpaid bonuses and commissions payable to the Business Employees attributable to employment with Seller prior to the Closing Date. Purchaser will have sole responsibility for any obligations or liabilities to the Transferred Employees under the Worker Adjustment Retraining Notification Act or any similar state or local law as a result of actions taken by Purchaser on or after Closing. Seller shall provide Purchaser with information pertaining to the involuntary terminations of the Business Employees during the 89-day period ending on the Closing Date, such as the termination date and the number of Business Employees terminated on each such date.

         11.2.    EMPLOYEE BENEFITS.

         (a) Effective on the Closing Date, Purchaser shall provide the Transferred Employees with benefits, including, without limitation, severance benefits, that are substantially equivalent to those Purchaser provides to similarly situated new employees hired by Purchaser after the Closing Date

         (b) As to each Transferred Employee, (i) each of the Purchaser's employee benefit plans, programs and arrangements shall recognize service with Seller and its affiliates as service with the Purchaser for eligibility and vesting purposes, but not for accrual purposes; and (ii) Purchaser shall recognize service with Seller as service with Purchaser for purposes of any severance program or vacation policy maintained by Purchaser which covers the Transferred Employees. SCHEDULE 11.2(B) lists each Business Employee, the amount of vacation each Business Employee is entitled to in 1999 under Seller's vacation policy and the amount of vacation accrued by each Business Employee as of the Closing Date.

         (c) After the Closing, Seller shall continue to be responsible for all, and Purchaser shall not assume or otherwise be responsible for any, of Sellers' liabilities and obligations to the Business Employees who are not Transferred Employees, including without limitation any liability or obligation with respect to any wages, bonuses, commissions and vacation liabilities and other amounts payable to such Business Employees.

         11.3.    DISCHARGE OF TRANSFERRED EMPLOYEE BENEFITS OBLIGATIONS.

         (a) Purchaser shall discharge all liabilities and claims with respect to the Transferred Employees arising on or after the Closing Date, including but not limited to, any claims arising out of any employee benefit plan maintained by Purchaser and any workers' compensation claims. Seller shall discharge all liabilities and claims with respect to the Transferred Employees arising prior to the Closing Date, including but not limited to, any claims arising out of any Employee Benefit Plan and any workers' compensation claims. For purposes of SECTION 11.3(A) claims shall be deemed to have arisen (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment; (ii) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and (iii) with respect to workers' compensation or disability claims,
(A) which are single accident specific on the date of the occurrence, and (B) which are not single accident specific on the date a claim for benefits is made.

         (b) All liability for accrued but unpaid vacation of Transferred Employees as of the Closing Date shall be the responsibility of Purchaser to the extent reflected on SCHEDULE 11.2(B). Seller shall reimburse Purchaser for any actual payments in lieu of the accrued but unused vacation days paid to Transferred Employees whose employment terminates after the Closing Date and prior to January 1, 2000, to the extent that such vacation days relate to employment prior to the Closing.

         (c) Effective as of the Closing Date, the account balance of each Transferred Employee under the Thompson Holdings, Inc. Savings Plan ("SELLER'S 401(K) PLAN") shall be fully vested and nonforfeitable. Subject to Section 11.2(b) above, the Transferred Employees shall be eligible to participate in the 401(k) plan maintained by Purchaser ("PURCHASER'S 401(K) PLAN") in accordance with its terms. The Transferred Employees shall be entitled to receive an immediate distribution of their account balances under Seller's 401(k) Plan. To the extent elected by a Transferred Employee and permitted by the applicable provisions of the Code upon the distribution of such Transferred Employee's account balance from Seller's 401(k) Plan, Purchaser's 401(k) Plan shall accept a rollover contribution from such Transferred Employee.

         (d) The Transferred Employees who, on the date immediately preceding the Closing Date, participate in Seller's medical plan shall continue to participate in such plan through the last day of the calendar month in which the Closing occurs, provided that such coverage is permitted by the applicable insurer under Seller's medical plan without any additional costs or expenses to Seller.


                                  ARTICLE XII.

                         POST-CLOSING MATTERS GENERALLY

         12.1. ONGOING COOPERATION. Seller and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such tax data, prior tax returns and filings and other information as may be reasonably required for the preparation by Purchaser or Seller of any tax returns, elections, consents or certificates required to be prepared and filed by Purchaser or Seller and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes including, without limitation, sales taxes and sales tax audits. Purchaser and Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period. Without limiting the generality of the foregoing, Seller will retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date. Seller will provide Purchaser with any necessary payroll records attributable to the period prior to the Closing Date. The parties shall cooperate with each other to the extent reasonably necessary for the preparation of their financial statements and Tax Returns and in the sharing of financial and accounting information with respect thereto or with respect to any audit, examination, or other proceeding with respect thereto.

         12.2. LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Seller, the other party will cooperate with the contesting or defending party and its counsel in such contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under ARTICLE X).

         12.3. FURTHER ASSURANCES. From time to time, at Purchaser's reasonable request and expense, Seller will (and will cause its and its Affiliates, officers, directors, employees and agents to) execute and deliver such other instruments of conveyance and transfer and take such other actions as Purchaser may reasonably request in order to (i) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Purchaser of the Purchased Assets, and (ii) convey, transfer to and vest in Purchaser and to put Purchaser in possession and operating control of all or any part of the Purchased Assets, including, without limitation, cooperating with and assisting Purchaser in the prosecution of any claims and in the collection or reduction to possession of accounts receivable and all the other Purchased Assets.


                                 ARTICLE XIII.

                                NON-COMPETITION

         13.1.    NON-COMPETITION.

         (a) For a period of three (3) years from and after the Closing Date, Seller and Parent agree that, unless acting as a consultant to Purchaser or with the prior written consent of Purchaser, they will not (and they will not permit any affiliate of Purchaser who has or acquires any material interest in the West Online business to) own, manage, operate, finance, control or participate in the ownership, management, financing, operation or control of any business engaged in or which competes with the Business.

         (b) The parties hereto acknowledge that this SECTION 13.1 does not prohibit Seller or Parent from acquiring Public Records (or any public records data) from any third party, including any competitor of Purchaser. Additionally, this SECTION does not prohibit Parent from (i) distributing or otherwise providing access to Public Records as part of any current or future legal, tax or regulatory research services, including (without limitation) Westlaw and Westlaw.com or from developing or distributing any products or services to the government market, or (ii) distributing or otherwise providing access to Public Records to Dow Jones & Company, Inc. (or to any affiliate of Dow Jones) for inclusion as part of any products or services (e.g., Dow Jones Interactive) marketed or distributed principally to the corporate business market. Seller also acknowledges that Purchaser has notified Seller that Purchaser has had prior discussions with Dow Jones & Company and its affiliates.

         (c) The parties hereto acknowledge that this SECTION 13.1 shall not be construed to prohibit the ownership by either Seller or Parent of not more than five percent (5%) of the capital stock entitled to vote of any publicly traded corporation. Additionally, nothing herein shall be deemed to prohibit Parent from (i) continuing to own or operate any business it engages in on the date hereof, or (ii) directly or indirectly purchasing the assets of or an equity interest in the stock of any entity or business that engages in a business that would be prohibited by SECTION 13.1(A); provided, however, that if Parent acquires a controlling interest in an entity where greater than twenty-five percent (25%) of the net sales of such entity during its fiscal year immediately prior to the purchase were derived from activities which if conducted by Parent would be prohibited under this Section, Parent shall, within one year of the purchase thereof, divest itself of the portion of the business of such entity which is responsible for such net sales.

         (d) In the event that the provisions of SECTION 13.1(A) should ever be deemed to exceed the time or geographic limitations or any other limitations laws, then such provisions shall be deemed reformed to the maximum extent permitted by applicable law.

         (e) Seller and Parent acknowledge that the remedy at law for any breach of the foregoing covenants will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages and without the necessity of posting a bond.

         13.2. NO SOLICITATION. For a period of three (3) years from and after the Closing Date, Seller agrees that neither it nor any of its affiliates will solicit, employ or in any other fashion hire or retain persons who are employees of Seller on the Closing Date working for the Business and who become Employees of Purchaser after the Closing, unless such persons have first been discharged by Purchaser. While it is recognized that Purchaser may hire all or some of such employees, Purchaser shall have no obligation in this regard.


                                  ARTICLE XIV.

                            MISCELLANEOUS PROVISIONS

         14.1. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one (1) Business Day after the date when sent to the recipient by reputable express courier service (charges prepaid) or seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to Seller and to Purchaser at the addresses indicated below:

       If to Purchaser:             DBT Online, Inc.
                                    4530 Blue Lake Drive
                                    Boca Raton, FL 33431
                                    Attention: Thomas J. Hoolihan
                                    Facsimile No. (561) 982-5232

       with a copy:                 Morgan Lewis & Bockius LLP
         (which shall not           1701 Market Street
         constitute notice)         Philadelphia, PA 19103
         to:                        Attention: James W. McKenzie, Jr.
                                    Facsimile No. (215) 963-5299

       If to Seller
       or Parent:                   West Group, Inc.
                                    610 Opperman Drive
                                    Eagan, MN 55123
                                    Attention: Robert Romeo
                                    Facsimile No. (651) 687-6021

       with a copy                  The Thomson Corporation
         (which shall not           Metro Center, One Station Place
         constitute notice)         Stamford, Connecticut 06902
         to:                        Attention: General Counsel
                                    Facsimile No. (203) 357-9762

                                    and to

                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York 10019
                                    Attention: Daniel D. Rubino
                                    Facsimile No. (212) 728-8111

or to such other address as any party hereto may, from time to time, designate in writing delivered in a like manner.

         14.2. AMENDMENTS. The terms, provisions, and conditions of this Agreement may not be changed, modified, or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

         14.3. ASSIGNMENT AND PARTIES IN INTEREST. (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be transferred or assigned (by operation of law or otherwise) by either party hereto except with the prior written consent of the other party hereto.

         (b) This Agreement will not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

         14.4. ANNOUNCEMENTS. All press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved by both Purchaser and Seller prior to the issuance thereof; provided, that either party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other party prior to making such disclosure and provide the other party a reasonable opportunity to review the proposed disclosure).

         14.5. EXPENSES. Except as set forth in Section 6.2, each party to this Agreement will bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

         14.6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or in an amendment hereto executed in accordance with SECTION 14.2 hereof. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

         14.7. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         14.8. COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

         14.9. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Florida, applicable to contracts made and performed therein.

         14.10. SCHEDULES. The disclosure of any item in a Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by either party, or to otherwise imply or concede that any item is material or would (or would be reasonably likely to) have a Material Adverse Effect for purposes of this Agreement.

         14.11. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law will also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         14.12. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         14.13. SPECIFIC PERFORMANCE. Without limiting or waiving in any respect any rights or remedies of Purchaser under this Agreement now or hereinafter existing at law or in equity or by statute, Purchaser shall be entitled to seek specific performance of the obligations to be performed by the Seller in accordance with the provisions of this Agreement.

         14.14. ANCILLARY AGREEMENTS. To the extent any Ancillary Agreement contains any representation or warranty that provides for different or conflicting rights, duties or obligations from those representations and warranties contained herein, the provisions of this Agreement will control.

         14.15.   ARBITRATION.

         (a) Subject to the procedures set forth in SECTION 14.16, any controversy or dispute between the parties arising out of or relating to this Agreement, or the breach hereof, shall be settled by binding arbitration in accordance with such rules as may be agreed upon by the parties or, failing agreement, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") as such rules may be modified by this
SECTION 14.15.

         (b) Any award rendered in connection with arbitration pursuant to this SECTION 14.15 shall be final and binding upon the parties and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

         (c) The forum for arbitration under this SECTION 14.15 shall be the City of Atlanta, Fulton County, Georgia.

         (d) All arbitrations hereunder shall be conducted by a single arbitrator selected jointly by the parties. If the parties are unable to agree on a single arbitrator within thirty (30) days after a demand for arbitration is made, Purchaser and Seller shall each select one arbitrator and, within ten
(10) days, those two arbitrators shall select a third neutral arbitrator. In selecting the neutral arbitrator, the two arbitrators selected by the parties shall give consideration to the neutral arbitrator's familiarity with complex and commercial transactions and experience in dispute resolution between the parties, as a judge or otherwise. If the arbitrators selected by the parties cannot agree on the neutral arbitrator within such ten (10) day period, such selection shall be made, within thirty (30) days thereafter in accordance with the Commercial Arbitration Rules of the AAA.

         (e) If an arbitrator cannot continue to serve, a successor arbitrator shall be selected by the parties or the other two arbitrators or the AAA, as provided in paragraph (d) above. A full rehearing will be held only if the neutral arbitrator is unable to continue to serve or if the remaining arbitrators unanimously agree that such a rehearing is appropriate.

         (f) The arbitrator or arbitrators shall be guided, but not bound, by the Federal Rules of Evidence and by the procedural rules, including discovery provisions of the Federal Rules of Civil Procedure. Any discovery shall be limited to information directly relevant to the controversy or claim in arbitration. The arbitrators shall render a reasoned written opinion together with their decision and the arbitrators shall, to the extent they deem proper, award costs and fees to the prevailing party in any such arbitration. Notwithstanding the preceding sentence, in no event shall the arbitrators be entitled to award punitive damages (or any award in the nature of punitive damages) in any such arbitration.

         (g) Except as provided in paragraph (f) above, the parties shall each be responsible for their own costs and expenses. The fees and expenses of the arbitrators shall be shared equally by the parties.

         (h) Notwithstanding anything contained in this SECTION 14.15, nothing shall prevent the parties hereto from exercising any equitable rights or remedies which may be available to them, including those rights and remedies provided for in Sections 13.1(E) and 14.13.

         14.16. MANDATORY DISPUTE RESOLUTION. In the event of any controversy or claim between the parties arising out of or relating to this Agreement, or the breach hereof, the parties agree that, prior to exercising any rights or remedies that they may have under this Agreement or otherwise, members of the senior management team from each of the parties shall, upon at least 10 days written notice, meet to resolve such controversy or claim. If such controversy or claim cannot be resolved within 30 days of such meeting, each party hereto shall thereafter have the right to submit the controversy or claim to arbitration in accordance with SECTION 14.15.

         IN WITNESS WHEREOF, Seller, Parent and Purchaser have executed and delivered this Agreement as of the day and year first written above.



SELLER:                               INFORMATION AMERICA, INC.




                                      By:
                                         -----------------------------
                                         Name:
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PARENT:                               WEST PUBLISHING COMPANY




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                                         Name:
                                         Title:


PURCHASER:                            DBT ONLINE, INC.




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                                         Name:
                                         Title:


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